AXP(R)
   Blue Chip
        Advantage
           Fund

AXP Blue Chip Advantage Fund seeks to provide shareholders with a long-term total return exceeding that of the U.S. stock market.

Prospectus

March 31, 2004

Please note that this Fund:

o  is not a bank deposit

o  is not federally insured

o  is not endorsed by any bank or government agency

o  is not guaranteed to achieve its goal

Like all mutual funds, the Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

(logo)                                                                  (logo)
American                                                                AMERICAN
  Express(R)                                                             EXPRESS
 Funds                                                                  (R)

Table of Contents

TAKE A CLOSER LOOK AT:

The Fund                                                             3p

Goal                                                                 3p

Principal Investment Strategies                                      3p

Principal Risks                                                      4p

Past Performance                                                     5p

Fees and Expenses                                                    7p

Investment Manager                                                   8p

Other Securities and
  Investment Strategies                                              9p

Buying and Selling Shares                                            9p

Valuing Fund Shares                                                  9p

Investment Options                                                  10p

Purchasing Shares                                                   11p


Transactions Through Third Parties                                  14p


Sales Charges                                                       14p

Exchanging/Selling Shares                                           17p


Distributions and Taxes                                             21p

Financial Highlights                                                23p


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2p   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 PROSPECTUS
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The Fund

GOAL

AXP Blue Chip Advantage Fund (the Fund) seeks to provide shareholders with a long-term total return exceeding that of the U.S. stock market. Because any investment involves risk, achieving this goal cannot be guaranteed.

PRINCIPAL INVESTMENT STRATEGIES


Under normal market conditions, at least 80% of the Fund's net assets are invested in blue chip stocks. Blue chip stocks are issued by companies with a market capitalization of at least $1 billion, an established management, a history of consistent earnings and a leading position within their respective industries. A common measure of blue chip stocks is the S&P 500 Index. The S&P 500 Index is an unmanaged market index used to measure the total return of the U.S. stock market (the Fund may change this market index from time to time). While the Fund invests in stocks included in the S&P 500 Index, it is not an index fund, it may own companies not included in the index, and its results will likely differ from the index. Selecting blue chip stocks is the primary decision in building the investment portfolio. The Fund will provide shareholders with at least 60 days' notice of any change in the 80% policy.


In pursuit of the Fund's goal, American Express Financial Corporation (AEFC), the Fund's investment manager, chooses equity investments by:

o    Identifying companies with:

     o   attractive valuations,

     o   financial strength,

     o   strong, sustainable earnings growth, and

     o   improving growth dynamics.

o    Buying a diversified portfolio of securities.

o Buying equity securities not included in the S&P 500 Index if those securities meet the standards described above.

In evaluating whether to sell a security, AEFC considers, among other factors, whether:

o    The security is overvalued relative to alternative investments.

o    Political,   economic,   or  other  events   could  affect  the   company's
     performance.

o    Potential losses can be minimized (i.e., in a market down-turn).

o    A more attractive opportunity exists.

o The company or the security continues to meet the other standards described above.


Unusual Market Conditions

During unusual market conditions, the Fund may invest more of its assets in money market securities. Although the Fund primarily will invest in these securities to avoid losses, this type of investing also could prevent the Fund from achieving its investment objective. During these times, AEFC may make frequent securities trades that could result in increased fees, expenses, and taxes.


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PRINCIPAL RISKS

This Fund is designed for investors with above-average risk tolerance. Please remember that with any mutual fund investment you may lose money. Principal risks associated with an investment in the Fund include:

     Market Risk

     Issuer Risk

     Style Risk

Market Risk

The market may drop and you may lose money. Market risk may affect a single issuer, sector of the economy, industry, or the market as a whole. The market value of all securities may move up and down, sometimes rapidly and unpredictably.

Issuer Risk

The risk that an issuer, or the value of its stocks or bonds, will perform poorly. Poor performance may be caused by poor management decisions, competitive pressures, breakthroughs in technology, reliance on suppliers, labor problems or shortages, corporate restructurings, fraudulent disclosures or other factors.

Style Risk

The objective of the Fund is to provide shareholders with a long-term return exceeding that of the U.S. stock market. Currently, the S&P 500 Index is the market index used to measure total return of the U.S. stock market. However, unlike the unmanaged index, the Fund's performance is affected by factors such as the size of the Fund's portfolio, transaction costs, management fees and expenses, brokerage commissions and fees, the extent and timing of cash flows in and out of the Fund, stock selection, sector weightings, and other such factors. As a result, once these factors are accounted for, the Fund may under-perform the market index.

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PAST PERFORMANCE

The following bar chart and table indicate the risks and variability of investing in the Fund by showing:

o how the Fund's performance has varied for each full calendar year shown on the chart below, and

o    how the Fund's average annual total returns compare to recognized indexes.

How the Fund has performed in the past does not indicate how the Fund will perform in the future.


(bar chart)
                               CLASS A PERFORMANCE
                            (based on calendar years)
 40%
              +36.57%
 30%
                           +26.18%                                       +27.37%
 20%                 +21.43%       +22.91%  +20.42%

 10%
      +1.27%
  0%

-10%                                              -11.52%
                                                          -17.03%
-20%                                                              -22.77%

-30%
       1994    1995   1996  1997    1998     1999  2000    2001    2002   2003

During the period shown in the bar chart, the highest return for a calendar quarter was +20.14% (quarter ending December 1998) and the lowest return for a calendar quarter was -18.02% (quarter ending September 2002).


The 5.75% sales charge applicable to Class A shares of the Fund is not reflected in the bar chart; if reflected, returns would be lower than those shown. The performance of Class B, Class C and Class Y may vary from that shown above because of differences in expenses.


The Fund's Class A year to date return as of Dec. 31, 2003 was +27.37%.


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
Average Annual Total Returns (as of Dec. 31, 2003)
                                                                                      Since            Since
                                                1 year     5 years   10 years    inception (B&Y)    inception (C)
Blue Chip Advantage:
   Class A
     Return before taxes                        +20.04%    -3.90%     +7.88%           N/A               N/A
     Return after taxes on distributions        +19.93%    -4.98%     +5.73%           N/A               N/A
     Return after taxes on distributions
     and sale of fund shares                    +13.16%    -3.59%     +5.67%           N/A               N/A
   Class B
     Return before taxes                        +22.45%    -3.65%       N/A         +7.88%(a)            N/A
   Class C
     Return before taxes                        +26.54%      N/A        N/A            N/A            -9.07%(c)
   Class Y
     Return before taxes                        +27.69%    -2.59%       N/A         +8.87%(a)            N/A
S&P 500 Index                                   +28.68%    -0.57%    +11.07%       +11.39%(b)         -5.97%(d)
Lipper Large-Cap Core Funds Index               +24.80%    -1.08%     +9.27%        +9.85%(b)         -6.89%(d)


(a) Inception date was March 20, 1995.

(b) Measurement period started April 1, 1995.

(c) Inception date was June 26, 2000.

(d) Measurement period started July 1, 2000.

Before-Tax Returns

This table shows total returns from hypothetical investments in Class A, Class B, Class C and Class Y shares of the Fund. These returns are compared to the indexes shown for the same periods. The performance of different classes varies because of differences in sales charges and fees. Past performance for Class Y for the periods prior to March 20, 1995 may be calculated based on the performance of Class A, adjusted to reflect differences in sales charges, although not for other differences in expenses.

After-Tax Returns

After-tax returns are shown only for Class A shares. After-tax returns for the other classes will vary. After-tax returns are calculated using the highest historical individual federal marginal income tax rate and do not reflect the impact of state and local taxes. Actual after-tax returns will depend on your tax situation and most likely will differ from the returns shown in the table. If you hold your shares in a tax-deferred account, such as a 401(k) plan or an IRA, the after-tax returns do not apply to you since you will not incur taxes until you begin to withdraw from your account.

The Return After Taxes on Distributions for a period may be the same as the Return Before Taxes for the same period if there are no distributions or if the distributions are small. The Return After Taxes on Distributions and Sale of Fund Shares for a period may be greater than the Return Before Taxes for the same period if there was a tax loss realized on sale of Fund shares. The benefit of the tax loss (since it can be used to offset other gains) may result in a higher return.

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For purposes of this calculation we assumed:

o    the maximum sales charge for Class A shares,

o sales at the end of the period and deduction of the applicable contingent deferred sales charge (CDSC) for Class B shares,

o    no sales charge for Class C shares,

o    no sales charge for Class Y shares, and

o no adjustments for taxes paid by an investor on the reinvested income and capital gains.

Standard & Poor's 500 Index (S&P 500 Index), an unmanaged index of common stocks, is frequently used as a general measure of market performance. The index reflects reinvestment of all distributions and changes in market prices, but excludes brokerage commissions or other fees.

The Lipper Large-Cap Core Funds Index, published by Lipper Inc., includes the 30 largest funds that are generally similar to the Fund, although some funds in the index may have somewhat different investment policies or objectives.

FEES AND EXPENSES

Fund investors pay various expenses. The table below describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

Shareholder Fees (fees paid directly from your investment)

                                                           Class A     Class B      Class C     Class Y
Maximum sales charge (load) imposed on purchases(a)
(as a percentage of offering price)                         5.75%       none         none        none

Maximum deferred sales charge (load) imposed on sales
(as a percentage of offering price at time of purchase)     none(b)      5%          1%(c)       none

Annual Fund operating expenses (expenses that are deducted from Fund assets)


As a percentage of average daily net assets:  Class A  Class B Class C  Class Y
Management fees(d)                             0.48%    0.48%   0.48%    0.48%
Distribution (12b-1) fees                      0.25%    1.00%   1.00%    0.00%
Other expenses(e)                              0.33%    0.35%   0.36%    0.41%
Total                                          1.06%    1.83%   1.84%    0.89%


(a) This charge may be reduced depending on the value of your total investments in American Express mutual funds. See "Sales Charges."

(b) For Class A purchases over $1,000,000 on which no sales charge is assessed, a 1% sales charge applies if you sell your shares less than one year after purchase.

(c) For Class C purchases, a 1% sales charge applies if you sell your shares less than one year after purchase.


(d) Includes the impact of a performance incentive adjustment fee that increased the management fee by 0.004% for the most recent fiscal year.


(e) Other expenses include an administrative services fee, a shareholder services fee for Class Y, a transfer agency fee and other nonadvisory expenses. Effective May 2003, the Fund's transfer agency fee increased. The percentages above reflect the increase.

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Examples

These examples are intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

Assume you invest $10,000 and the Fund earns a 5% annual return each year. The operating expenses remain the same each year. You would pay the following expenses if you redeem all of your shares at the end of the time periods indicated:


                               1 year      3 years    5 years    10 years
Class A(a)                      $677        $893      $1,127     $1,799
Class B                         $586(b)     $876(b)   $1,091(b)  $1,950(c)
Class C                         $187        $579      $  996     $2,164
Class Y                         $ 91        $284      $  494     $1,100


(a)  Includes a 5.75% sales charge.

(b)  Includes the applicable CDSC.

(c) Based on conversion of Class B shares to Class A shares in the ninth year of ownership.

You would pay the following expenses if you did not redeem your shares:


                               1 year      3 years    5 years    10 years
Class A(a)                      $677        $893      $1,127     $1,799
Class B                         $186        $576      $  991     $1,950(b)
Class C                         $187        $579      $  996     $2,164
Class Y                         $ 91        $284      $  494     $1,100


(a)  Includes a 5.75% sales charge.

(b) Based on conversion of Class B shares to Class A shares in the ninth year of ownership.

These examples do not represent actual expenses, past or future. Actual expenses may be higher or lower than those shown.

INVESTMENT MANAGER


Doug Chase, Portfolio Manager

o    Joined AEFC in 2002 as a portfolio manager.

o Began investment career in 1992 as an analyst and also served as a Portfolio Manager for Fidelity Investments.

o    MBA, University of Michigan.

The Fund pays AEFC a fee for managing its assets. Under the Investment Management Services Agreement, the fee for the most recent fiscal year was 0.48% of the Fund's average daily net assets, including an adjustment under the terms of a performance incentive arrangement. The maximum monthly adjustment (increase or decrease) will be 0.12% of the Fund's average net assets on an annual basis. Under the agreement, the Fund also pays taxes, brokerage commissions, and nonadvisory expenses. AEFC or an affiliate may make payments from its own resources, which include profits from management fees paid by the Fund, to compensate broker-dealers or other persons for providing distribution assistance. AEFC, located at 200 AXP Financial Center, Minneapolis, Minnesota 55474, is a wholly-owned subsidiary of American Express Company, a financial services company with headquarters at American Express Tower, World Financial Center, New York, New York 10285.


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8p   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 PROSPECTUS
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The Fund operates under an order from the Securities and Exchange Commission that permits AEFC, subject to the approval of the Board of Directors, to appoint a subadviser or change the terms of a subadvisory agreement for the Fund without first obtaining shareholder approval. The order permits the Fund to add or change unaffiliated subadvisers or the fees paid to subadvisers from time to time without the expense and delays associated with obtaining shareholder approval of the change.

OTHER SECURITIES AND INVESTMENT STRATEGIES

The Fund may invest in other securities and may employ other investment strategies that are not principal investment strategies. The Fund's policies permit investment in other instruments such as money market securities. Additionally, the Fund may use derivative instruments such as futures, options and forward contracts to produce incremental earnings, to hedge existing positions, and to increase flexibility. Even though the Fund's policies permit the use of derivatives in this manner, the portfolio manager is not required to use derivatives.

For more information on strategies and holdings, see the Fund's Statement of Additional Information (SAI) and its annual and semiannual reports.


Buying and Selling Shares

The public offering price for Class A shares of the Fund is the net asset value
(NAV) plus a sales charge, and for Class B, C, and Y shares, the NAV. In addition to buying and selling shares through the Fund's distributor, American Express Financial Advisors Inc., you may buy or sell shares through third parties, including 401(k) plans, banks, brokers, and investment advisers. Where authorized by the Fund, orders in good form are priced using the NAV next determined after your order is placed with the third party. If you buy or redeem shares through a third party, consult that firm to determine whether your order will be priced at the time it is placed with the third party or at the time it is placed with the Fund. The third party may charge a fee for its services.

VALUING FUND SHARES

The NAV is the value of a single share of the Fund. The NAV is determined by dividing the value of the Fund's assets, minus any liabilities, by the number of shares outstanding. AEFC calculates the NAV as of the close of business on the New York Stock Exchange (NYSE), normally 4:00 p.m. Eastern time, on each day that the NYSE is open.

The Fund's securities are valued primarily on the basis of market quotations. However, securities will be valued at fair value if reliable quotations are not readily available. Securities also will be valued at fair value if their value has been materially affected by events after the close of the primary exchanges or markets on which they trade and before the NAV is calculated. This occurs most commonly with foreign securities, but may occur in other cases. The fair value of a security is likely to be different from the quoted or published price. Fair value procedures are approved by the Fund's Board of Directors. Certain short-term securities are valued at amortized cost. Foreign investments are valued in U.S. dollars.


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INVESTMENT OPTIONS

1. Class A shares are sold to the public with a sales charge at the time of purchase and an annual distribution (12b-1) fee of 0.25%.

2. Class B shares are sold to the public with a contingent deferred sales charge (CDSC) and an annual distribution fee of 1.00%.

3. Class C shares are sold to the public without a sales charge at the time of purchase and with an annual distribution fee of 1.00% (may be subject to a CDSC).

4. Class Y shares are sold to qualifying institutional investors without a sales charge or distribution fee. Please see the SAI for information on eligibility to purchase Class Y shares.

Investment options summary


The Fund offers different classes of shares. There are differences among the fees and expenses for each class. Not everyone is eligible to buy every class. After determining which classes you are eligible to buy, decide which class best suits your needs. Your financial advisor can help you with this decision.


The following table shows the key features of each class:

---------------- -------------- ---------------- ------------ ---------------
                 Class A        Class B          Class C      Class Y
---------------- -------------- ---------------- ------------ ---------------
Availability     Available to   Available to     Available    Limited to
                 all            all investors.   to all       qualifying
                 investors.                      investors.   institutional
                                                              investors.
---------------- -------------- ---------------- ------------ ---------------
Initial Sales    Yes. Payable   No. Entire       No. Entire   No. Entire
Charge           at time of     purchase price   purchase     purchase
                 purchase.      is invested in   price is     price is
                 Lower sales    shares of the    invested     invested in
                 charge for     Fund.            in shares    shares of the
                 larger                          of the       Fund.
                 investments.                    Fund.
---------------- -------------- ---------------- ------------ ---------------

Deferred Sales   On purchases   Maximum 5%       1% CDSC      None.
Charge           over           CDSC during      applies if
                 $1,000,000,    the first year   you sell
                 1% CDSC        decreasing to    your
                 applies if     0% after six     shares
                 you sell       years.           less than
                 your shares                     one year
                 less than                       after
                 one year                        purchase.
                 after
                 purchase.

---------------- -------------- ---------------- ------------ ---------------
Distribution     Yes.* 0.25%    Yes.* 1.00%      Yes.*        Yes. 0.10%
and/or                                           1.00%
Shareholder
Service Fee
---------------- -------------- ---------------- ------------ ---------------
Conversion to    N/A            Yes,             No.          No.
Class A                         automatically
                                in ninth
                                calendar year
                                of ownership.
---------------- -------------- ---------------- ------------ ---------------

* The Fund has adopted a plan under Rule 12b-1 of the Investment Company Act of 1940 that allows it to pay distribution and servicing-related expenses for the sale of Class A, Class B and Class C shares. Because these fees are paid out of the Fund's assets on an on-going basis, the fees may cost long-term shareholders more than paying other types of sales charges imposed by some mutual funds.

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Should you purchase Class A, Class B or Class C shares?


If your investments in American Express mutual funds total $100,000 or more, Class A shares may be the better option because the sales charge is reduced for larger purchases. If you qualify for a waiver of the sales charge, Class A shares will be the best option.

If you invest less than $100,000, consider how long you plan to hold your shares. Class B shares have a higher annual distribution fee than Class A shares and a CDSC for six years. Class B shares convert to Class A shares in the ninth calendar year of ownership. Class B shares purchased through reinvested dividends and distributions also will convert to Class A shares in the same proportion as the other Class B shares.


Class C shares also have a higher annual distribution fee than Class A shares. Class C shares have no sales charge if you hold the shares for one year or longer. Unlike Class B shares, Class C shares do not convert to Class A. As a result, you will pay a 1% distribution fee for as long as you hold Class C shares. If you choose a deferred sales charge option (Class B or Class C), generally you should consider Class B shares if you intend to hold your shares for more than six years. Consider Class C shares if you intend to hold your shares less than six years. To help you determine what investment is best for you, consult your financial advisor.

PURCHASING SHARES


To purchase shares through entities other than American Express Financial Advisors Inc. (the Distributor), please consult your selling agent. The following section explains how you can purchase shares from the Distributor.

If you do not have an existing American Express mutual fund account, you will need to establish a brokerage account. Your financial advisor will help you fill out and submit an application. Once your account is set up, you can choose among several convenient ways to invest.

When you purchase, your order will be priced at the next NAV calculated after your order is accepted by the Fund. If your application does not specify which class of shares you are purchasing, we will assume you are investing in Class A shares.


Important: When you open an account, you must provide your correct Taxpayer Identification Number (TIN), which is either your Social Security or Employer Identification number.

If you do not provide and certify the correct TIN, you could be subject to backup withholding of 28% of taxable distributions and proceeds from certain sales and exchanges. You also could be subject to further penalties, such as:

o    a $50 penalty for each failure to supply your correct TIN,

o a civil penalty of $500 if you make a false statement that results in no backup withholding, and

o    criminal penalties for falsifying information.

You also could be subject to backup withholding, if the IRS notifies us to do so, because you failed to report required interest or dividends on your tax return.

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

How to determine the correct TIN

For this type of account:           Use the Social Security or Employer
                                    Identification number of:
----------------------------------- --------------------------------------
Individual or joint account         The individual or one of the owners
                                    listed on the joint account
----------------------------------- --------------------------------------
Custodian account of a minor        The minor
(Uniform Gifts/Transfers to
Minors Act)
----------------------------------- --------------------------------------
A revocable living trust            The grantor-trustee (the person who
                                    puts the money into the trust)
----------------------------------- --------------------------------------
An irrevocable trust, pension       The legal entity (not the personal
trust or estate                     representative or trustee, unless no
                                    legal entity is designated in the
                                    account title)
----------------------------------- --------------------------------------

Sole proprietorship or              The owner
single-owner LLC
----------------------------------- --------------------------------------
Partnership or multi-member LLC     The partnership
----------------------------------- --------------------------------------
Corporate or LLC electing           The corporation
corporate status on  Form 8837

----------------------------------- --------------------------------------
Association, club or tax-exempt     The organization
organization
----------------------------------- --------------------------------------

For details on TIN requirements, contact your financial advisor to obtain a copy of federal Form W-9, "Request for Taxpayer Identification Number and Certification." You also may obtain the form on the Internet at (www.irs.gov).

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Methods of purchasing shares

By mail


Once your account has been established, send your check to:

American Express Funds
70200 AXP Financial Center
Minneapolis, MN 55474


Minimum amounts
Initial investment:           $2,000*
Additional investments:       $500**
Account balances:             $300
Qualified account balances:   none

If your Fund account balance falls below $300 for any reason, including a market decline, you will be asked to increase it to $300 or establish a scheduled investment plan. If you do not do so within 30 days, your shares can be sold and the proceeds mailed to you.

 *   $1,000 for tax qualified accounts.

** $100 minimum add-on for existing mutual fund accounts outside of a brokerage account (direct at fund accounts).


By scheduled investment plan


Minimum amounts
Initial investment:        $2,000*
Additional investments:    $100**
Account balances:          none (on a scheduled investment plan with monthly
                           payments)

If your Fund account balance is below $2,000, you must make payments at least monthly.

 *   $100 for direct at fund accounts.

**   $50 minimum per payment for qualified accounts in a direct at fund account.

By wire or electronic funds transfer

Please contact your financial advisor or selling agent for specific instructions.

Minimum wire purchase amount: $1,000 or new account minimum, as applicable.

By telephone

If you have a brokerage account, you may use the money in your account to make initial and subsequent purchases.

To place your order, call:

(800) 872-4377 for brokerage accounts

(800) 967-4377 for wrap accounts


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TRANSACTIONS THROUGH THIRD PARTIES

You may buy or sell shares through certain 401(k) plans, banks, broker-dealers, financial advisors or other investment professionals. These organizations may charge you a fee for this service and may have different policies. Some policy differences may include different minimum investment amounts, exchange privileges, fund choices and cutoff times for investments. The Fund and the Distributor are not responsible for the failure of one of these organizations to carry out its obligations to its customers. Some organizations may receive compensation from the Distributor or its affiliates for shareholder recordkeeping and similar services. Where authorized by the Fund, some organizations may designate selected agents to accept purchase or sale orders on the Fund's behalf. To buy or sell shares through third parties or to determine if there are policy differences, please consult your selling agent. For other pertinent information related to buying or selling shares, please refer to the appropriate section in the prospectus.


SALES CHARGES

Class A -- initial sales charge alternative

When you purchase Class A shares, you pay a sales charge as shown in the following table:


                                        Sales charge as percentage of:
Total market value        Public offering price*            Net amount invested
Up to $49,999                        5.75%                          6.10%
$50,000-$99,999                      4.75                           4.99
$100,000-$249,999                    3.50                           3.63
$250,000-$499,999                    2.50                           2.56
$500,000-$999,999                    2.00                           2.04
$1,000,000 or more                   0.00                           0.00

* Offering price includes the sales charge.


The sales charge on Class A shares may be lower than 5.75%, based on the combined market value of:

o    your current investment in this Fund,

o    your previous investment in this Fund, and


o investments you and your primary household group have made in other American Express mutual funds where you have paid a sales charge. (The primary household group consists of accounts in any ownership for spouses or domestic partners and their unmarried children under 21. For purposes of this policy, domestic partners are individuals who maintain a shared primary residence and have joint property or other insurable interests.) AXP Tax-Free Money Fund and Class A shares of AXP Cash Management Fund do not have sales charges and are excluded from the total. If you or any member of your primary household group elects to split the primary household group into individual household groups (for example, by asking that account statements be sent to separate addresses), assets will no longer be combined for purposes of reducing the sales charge.


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14p   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 PROSPECTUS

Other Class A sales charge policies


o IRA purchases or other employee benefit plan purchases made through a payroll deduction plan or through a plan sponsored by an employer, association of employers, employee organization or other similar group, may be added together to reduce sales charges for all shares purchased through that plan provided that the plan uses the Distributor's group billing services, and


o if you intend to invest more than $50,000 over a period of 13 months, you can reduce the sales charges in Class A by filing a letter of intent. If purchasing shares in a brokerage account or through a third party, you must request the reduced sales charge when you buy shares. For more details, please contact your financial advisor or see the SAI.

Waivers of the sales charge for Class A shares

Sales charges do not apply to:

o current or retired board members, officers or employees of the Fund or AEFC or its subsidiaries, their spouses or domestic partners, children and parents.

o current or retired American Express financial advisors, employees of financial advisors, their spouses or domestic partners, children and parents.

o registered representatives and other employees of brokers, dealers or other financial institutions having a sales agreement with the Distributor, including their spouses, domestic partners, children and parents.

o investors who have a business relationship with a newly associated financial advisor who joined the Distributor from another investment firm provided that (1) the purchase is made within six months of the advisor's appointment date with the Distributor, (2) the purchase is made with proceeds of shares sold that were sponsored by the financial advisor's previous broker-dealer, and (3) the proceeds are the result of a sale of an equal or greater value where a sales load was assessed.

o qualified employee benefit plans offering participants daily access to American Express mutual funds. Eligibility must be determined in advance. For assistance, please contact your financial advisor. Participants in certain qualified plans where the initial sales charge is waived may be subject to a deferred sales charge of up to 4%.

o shareholders who have at least $1 million in American Express mutual funds. If the investment is sold less than one year after purchase, a CDSC of 1% will be charged. During that year, the CDSC will be waived only in the circumstances described for waivers for Class B and Class C shares.


o purchases made within 90 days after a sale of American Express Fund shares (up to the amount sold). Send the Fund a written request along with your payment, indicating the account number, the date and the amount of the sale.


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15p   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 PROSPECTUS

o    purchases made:

     o with dividend or capital gain distributions from this Fund or from the same class of another American Express mutual fund,

     o through or under a wrap fee product or other investment product sponsored by the Distributor or another authorized broker-dealer, investment advisor, bank or investment professional,

     o   within the University of Texas System ORP,

     o within a segregated separate account offered by Nationwide Life Insurance Company or Nationwide Life and Annuity Insurance Company,

     o   within the University of Massachusetts After-Tax Savings Program, or

     o through or under a subsidiary of AEFC offering Personal Trust Services' Asset-Based pricing alternative.

o shareholders whose original purchase was in a Strategist fund merged into an American Express fund in 2000.

Class B and Class C -- contingent deferred sales charge (CDSC) alternative

For Class B, the CDSC is based on the sale amount and the number of calendar years -- including the year of purchase -- between purchase and sale. The following table shows how CDSC percentages on sales decline after a purchase:

If the sale is made during the:        The CDSC percentage rate is:
First year                                          5%
Second year                                         4%
Third year                                          4%
Fourth year                                         3%
Fifth year                                          2%
Sixth year                                          1%
Seventh year                                        0%

For Class C, a 1% CDSC is charged if you sell your shares less than one year after purchase.

For both Class B and Class C, if the amount you are selling causes the value of your investment to fall below the cost of the shares you have purchased, the CDSC is based on the lower of the cost of those shares purchased or market value. Because the CDSC is imposed only on sales that reduce your total purchase payments, you never have to pay a CDSC on any amount that represents appreciation in the value of your shares, income earned by your shares, or capital gains.

In addition, the CDSC on your sale, if any, will be based on your oldest purchase payment. The CDSC on the next amount sold will be based on the next oldest purchase payment.

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16p   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 PROSPECTUS

Example


Assume you had invested $10,000 in Class B shares and that your investment had appreciated in value to $12,000 after 3 1/2 years, including reinvested dividends and capital gain distributions. You could sell up to $2,000 worth of shares without paying a CDSC ($12,000 current value less $10,000 purchase amount). If you sold $2,500 worth of shares, the CDSC would apply to the $500 representing part of your original purchase price. The CDSC rate would be 3% because the sale was made during the fourth year after the purchase.


Waivers of the sales charge for Class B and Class C shares

The CDSC will be waived on sales of shares:

o    in the event of the shareholder's death,

o    held in trust for an employee benefit plan, or

o held in IRAs or certain qualified plans if American Express Trust Company is the custodian, such as Keogh plans, tax-sheltered custodial accounts or corporate pension plans, provided that the shareholder is:

     o    at least 59 1/2 years old AND

     o taking a retirement distribution (if the sale is part of a transfer to an IRA or qualified plan, or a custodian-to-custodian transfer, the CDSC will not be waived) OR

     o    selling  under  an  approved   substantially  equal  periodic  payment
          arrangement.

EXCHANGING/SELLING SHARES

Exchanges

You may exchange your Fund shares at no charge for shares of the same class of any other publicly offered American Express mutual fund. Exchanges into AXP Tax-Free Money Fund may only be made from Class A shares. For complete information on the other fund, including fees and expenses, read that fund's prospectus carefully. Your exchange will be priced at the next NAV calculated after we receive your transaction request in good order.


The Fund seeks to prevent market timing. Do not invest in the Fund if you are a market timer. Market timing is a trading practice designed to take advantage of short-term market movements or price fluctuations. Because market timing can impact the Fund's performance and its shareholders, the Fund seeks to protect the best interests of the Fund's shareholders as follows:

o Because the Distributor tries to distinguish market timing from trading that it believes is not harmful, such as periodic rebalancing for purposes of asset allocation or dollar cost averaging, there is no set number of exchanges an investor can make without being identified as a market timer. Accounts under common control may be counted together for these purposes.

o When the Distributor identifies an investor whose trading activity, in its sole judgment, constitutes market timing, it may impose restrictions on the investor's exchange privileges or may reject the investor's purchases or exchanges, or both.



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17p   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 PROSPECTUS

o The Distributor reserves the right to reject any purchase or exchange orders, limit the amount of orders, or modify or discontinue the exchange privilege for any person or group, including orders accepted by a retirement plan or financial intermediary, if it determines, in its sole judgment, that the purchase or exchange may be harmful to existing shareholders or the Fund.

o Although the Distributor does not knowingly permit market timing, it cannot guarantee that it will be able to identify and restrict all short-term trading activity. The Distributor receives purchase and sale orders through various financial intermediaries and retirement plans, and may not always detect market timing through intermediaries and plans.

Other exchange policies:


o    Exchanges must be made into the same class of shares of the new fund.

o If your exchange creates a new account, it must satisfy the minimum investment amount for new purchases.

o    Once we receive your exchange request, you cannot cancel it.

o Shares of the new fund may not be used on the same day for another exchange.


o If your shares are pledged as collateral, the exchange will be delayed until written approval is received from the secured party.


Selling Shares


You may sell your shares at any time. The payment will be mailed within seven days after your request is received in good order.

When you sell shares, the amount you receive may be more or less than the amount you invested. Your sale price will be the next NAV calculated after your request is received in good order by the Fund, minus any applicable CDSC.

You can change your mind after requesting a sale and use all or part of the proceeds to purchase new shares in the same account from which you sold. If you reinvest in Class A, you will purchase the new shares at NAV rather than the offering price on the date of a new purchase. If you reinvest in Class B or Class C, any CDSC you paid on the amount you are reinvesting also will be reinvested. To take advantage of this option, send a written request within 90 days of the date your sale request was received and include your account number. This privilege may be limited or withdrawn at any time and use of this option may have tax consequences.


The Fund reserves the right to redeem in kind.

For more details and a description of other sales policies, please see the SAI.


To sell or exchange shares held with entities other than the Distributor, please consult your selling agent. The following section explains how you can exchange or sell shares held with the Distributor.



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18p   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 PROSPECTUS

If you decide to sell your shares within 30 days of a telephoned-in address change, a written request is required.

Important: If you request a sale of shares you recently purchased by a check or money order that is not guaranteed, the Fund will wait for your check to clear. It may take up to 10 days from the date of purchase before payment is made. Payment may be made earlier if your bank provides evidence satisfactory to the Fund and the Distributor that your check has cleared.

Ways to request an exchange or sale of shares

By regular or express mail

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474


Include in your letter:


o    your account number


o    the name of the fund(s)


o    the class of shares to be exchanged or sold


o    your Social Security number or Employer Identification number

o    the dollar amount or number of shares you want to exchange or sell


o    specific instructions regarding delivery or exchange destination

o signature(s) of registered account owner(s) (All signatures may be required. Contact your financial advisor for more information.)

o    delivery instructions, if applicable

o    any paper certificates of shares you hold

Payment will be mailed to the address of record and made payable to the names listed on the account, unless your request specifies differently and is signed by all owners.

The express mail delivery charges you pay will vary depending on domestic or international delivery instructions.


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19p   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 PROSPECTUS

By telephone


(800) 872-4377 for brokerage accounts

(800) 862-7919 for direct at fund accounts

(800) 967-4377 for wrap accounts

o The Fund and the Distributor will use reasonable procedures to confirm authenticity of telephone exchange or sale requests.

o Telephone exchange and sale privileges automatically apply to all accounts except custodial, corporate or qualified retirement accounts. You may request that these privileges NOT apply by writing the Distributor. Each registered owner must sign the request.


o Acting on your instructions, your financial advisor may conduct telephone transactions on your behalf.

o    Telephone privileges may be modified or discontinued at any time.

Minimum sale amount:       $100


Maximum sale amount:       $100,000

By wire

You can wire money from your account to your bank account. Contact your financial advisor or the Distributor at the above numbers for additional information.

o    Minimum amount: $1,000

o    Pre-authorization is required.

o    A service fee may be charged against your account for each wire sent.


By scheduled payout plan


o    Minimum payment: $100*.

o Contact your financial advisor or the Distributor to set up regular payments.


o Purchasing new shares while under a payout plan may be disadvantageous because of the sales charges.


* Minimum is $50 in a direct at fund account.

Electronic transactions

The ability to initiate transactions via the internet may be unavailable or delayed at certain times (for example, during periods of unusual market activity). The Fund and the Distributor are not responsible for any losses associated with unexecuted transactions. In addition, the Fund and the Distributor are not responsible for any losses resulting from unauthorized transactions if reasonable security measures are followed to validate the investor's identity. The Fund may modify or discontinue electronic privileges at any time.


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20p   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 PROSPECTUS

Distributions and Taxes

As a shareholder you are entitled to your share of the Fund's net income and net gains. The Fund distributes dividends and capital gains to qualify as a regulated investment company and to avoid paying corporate income and excise taxes.

DIVIDENDS AND CAPITAL GAIN DISTRIBUTIONS


The Fund's net investment income is distributed to you as dividends. Dividends may be composed of qualifying dividend income, which is eligible for preferential tax rates under current tax law, as well as other ordinary dividend income, which may include non-qualifying dividends, interest income and short-term capital gains. Capital gains are realized when a security is sold for a higher price than was paid for it. Each realized capital gain or loss is long-term or short-term depending on the length of time the Fund held the security. Realized capital gains and losses offset each other. The Fund offsets any net realized capital gains by any available capital loss carryovers. Net short-term capital gains are included in net investment income. Net realized long-term capital gains, if any, are distributed by the end of the calendar year as capital gain distributions.


REINVESTMENTS

Dividends and capital gain distributions are automatically reinvested in additional shares in the same class of the Fund, unless:

o    you request distributions in cash, or

o you direct the Fund to invest your distributions in the same class of any publicly offered American Express mutual fund for which you have previously opened an account.

We reinvest the distributions for you at the next calculated NAV after the distribution is paid.

If you choose cash distributions, you will receive cash only for distributions declared after your request has been processed.

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21p   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 PROSPECTUS

TAXES

Distributions are subject to federal income tax and may be subject to state and local taxes in the year they are declared. You must report distributions on your tax returns, even if they are reinvested in additional shares.

If you buy shares shortly before the record date of a distribution, you may pay taxes on money earned by the Fund before you were a shareholder. You will pay the full pre-distribution price for the shares, then receive a portion of your investment back as a distribution, which may be taxable.

For tax purposes, an exchange is considered a sale and purchase, and may result in a gain or loss. A sale is a taxable transaction. If you sell shares for less than their cost, the difference is a capital loss. If you sell shares for more than their cost, the difference is a capital gain. Your gain may be short term (for shares held for one year or less) or long term (for shares held for more than one year).

If you buy Class A shares and within 91 days exchange into another fund, you may not include the sales charge in your calculation of tax gain or loss on the sale of the first fund you purchased. The sales charge may be included in the calculation of your tax gain or loss on a subsequent sale of the second fund you purchased.

Selling shares held in an IRA or qualified retirement account may subject you to federal taxes, penalties and reporting requirements. Please consult your tax advisor.

Important: This information is a brief and selective summary of some of the tax rules that apply to this Fund. Because tax matters are highly individual and complex, you should consult a qualified tax advisor.

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22p   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 PROSPECTUS

Financial Highlights

The financial highlights tables are intended to help you understand the Fund's financial performance. Certain information reflects financial results for a single Fund share. The total returns in the tables represent the rate that an investor would have earned or lost on an investment in the Fund (assuming reinvestment of all dividends and distributions). This information has been audited by KPMG LLP, whose report, along with the Fund's financial statements, is included in the annual report which, if not included with this prospectus, is available upon request.


Class A
Per share income and capital changes(a)
Fiscal period ended Jan. 31,                                               2004      2003       2002       2001       2000
Net asset value, beginning of period                                       $6.03    $ 7.94     $ 9.92     $11.80     $11.88
Income from investment operations:
Net investment income (loss)                                                 .04       .04        .03        .05        .03
Net gains (losses) (both realized and unrealized)                           1.84     (1.92)     (1.95)      (.76)      1.11
Total from investment operations                                            1.88     (1.88)     (1.92)      (.71)      1.14
Less distributions:
Dividends from net investment income                                        (.05)     (.03)      (.04)      (.04)      (.03)
Distributions from realized gains                                             --        --       (.02)     (1.13)     (1.19)
Total distributions                                                         (.05)     (.03)      (.06)     (1.17)     (1.22)
Net asset value, end of period                                             $7.86    $ 6.03     $ 7.94     $ 9.92     $11.80

Ratios/supplemental data
Net assets, end of period (in millions)                                     $913      $852     $1,533     $2,247     $2,455
Ratio of expenses to average daily net assets(c)                           1.06%     1.00%       .89%       .85%       .83%
Ratio of net investment income (loss) to average daily net assets           .67%      .61%       .54%       .50%       .40%
Portfolio turnover rate (excluding short-term securities)                   149%      104%       135%       140%        81%
Total return(e)                                                           31.20%   (23.70%)   (19.38%)    (5.34%)     9.30%

See accompanying notes to financial highlights.


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23p   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 PROSPECTUS

Class B
Per share income and capital changes(a)
Fiscal period ended Jan. 31,                                                2004      2003       2002       2001       2000
Net asset value, beginning of period                                       $5.87    $ 7.76     $ 9.72     $11.63     $11.79
Income from investment operations:
Net gains (losses) (both realized and unrealized)                           1.78     (1.89)     (1.94)      (.78)      1.03
Less distributions:
Distributions from realized gains                                             --        --       (.02)     (1.13)     (1.19)
Net asset value, end of period                                             $7.65    $ 5.87     $ 7.76     $ 9.72     $11.63

Ratios/supplemental data
Net assets, end of period (in millions)                                     $568      $568     $1,047     $1,530     $1,588
Ratio of expenses to average daily net assets(c)                           1.83%     1.77%      1.65%      1.60%      1.59%
Ratio of net investment income (loss) to average daily net assets          (.09%)    (.16%)     (.22%)     (.25%)     (.36%)
Portfolio turnover rate (excluding short-term securities)                   149%      104%       135%       140%        81%
Total return(e)                                                           30.36%   (24.36%)   (19.98%)    (6.01%)     8.45%

Class C
Per share income and capital changes(a)
Fiscal period ended Jan. 31,                                                2004      2003       2002      2001(b)
Net asset value, beginning of period                                       $5.86    $ 7.74     $ 9.70     $11.99
Income from investment operations:
Net investment income (loss)                                                  --        --         --        .03
Net gains (losses) (both realized and unrealized)                           1.76     (1.88)     (1.94)     (1.16)
Total from investment operations                                            1.76     (1.88)     (1.94)     (1.13)
Less distributions:
Dividends from net investment income                                          --        --         --       (.03)
Distributions from realized gains                                             --        --       (.02)     (1.13)
Total distributions                                                           --        --       (.02)     (1.16)
Net asset value, end of period                                             $7.62    $ 5.86     $ 7.74     $ 9.70

Ratios/supplemental data
Net assets, end of period (in millions)                                       $5        $4         $5         $4
Ratio of expenses to average daily net assets(c)                           1.84%     1.79%      1.67%      1.60%(d)
Ratio of net investment income (loss) to average daily net assets          (.10%)    (.16%)     (.26%)      .04%(d)
Portfolio turnover rate (excluding short-term securities)                   149%      104%       135%       140%
Total return(e)                                                           30.07%   (24.29%)   (19.98%)    (8.79%)(f)

See accompanying notes to financial highlights.


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24p   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 PROSPECTUS

Class Y
Per share income and capital changes(a)
Fiscal period ended Jan. 31,                                                2004      2003       2002       2001       2000
Net asset value, beginning of period                                       $6.04    $ 7.96     $ 9.94     $11.81     $11.89
Income from investment operations:
Net investment income (loss)                                                 .05       .05        .04        .06        .04
Net gains (losses) (both realized and unrealized)                           1.85     (1.93)     (1.95)      (.75)      1.11
Total from investment operations                                            1.90     (1.88)     (1.91)      (.69)      1.15
Less distributions:
Dividends from net investment income                                        (.06)     (.04)      (.05)      (.05)      (.04)
Distributions from realized gains                                             --        --       (.02)     (1.13)     (1.19)
Total distributions                                                         (.06)     (.04)      (.07)     (1.18)     (1.23)
Net asset value, end of period                                             $7.88    $ 6.04     $ 7.96     $ 9.94     $11.81

Ratios/supplemental data
Net assets, end of period (in millions)                                      $99      $124       $291       $362       $369
Ratio of expenses to average daily net assets(c)                            .89%      .82%       .72%       .68%       .69%
Ratio of net investment income (loss) to average daily net assets           .86%      .76%       .70%       .67%       .54%
Portfolio turnover rate (excluding short-term securities)                   149%      104%       135%       140%        81%
Total return(e)                                                           31.53%   (23.63%)   (19.23%)    (5.16%)     9.44%

Notes to financial highlights

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b)  Inception date was June 26, 2000.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d)  Adjusted to an annual basis.

(e)  Total return does not reflect payment of a sales charge.

(f)  Not annualized.


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25p   --   AXP BLUE CHIP ADVANTAGE FUND   --   2004 PROSPECTUS

This Fund, along with the other American Express mutual funds, is distributed by American Express Financial Advisors Inc. and can be purchased from an American Express financial advisor or from other authorized broker-dealers or third parties. The Funds can be found under the "Amer Express" banner in most mutual fund quotations.

Additional information about the Fund and its investments is available in the Fund's Statement of Additional Information (SAI), annual and semiannual reports to shareholders. In the Fund's annual report, you will find a discussion of market conditions and investment strategies that significantly affected the Fund during its last fiscal year. The SAI is incorporated by reference in this prospectus. For a free copy of the SAI, the annual report or the semiannual report, contact your selling agent or American Express Client Service Corporation.

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474
(800) 862-7919
TTY: (800) 846-4852
Web site address:
americanexpress.com/funds

You may review and copy information about the Fund, including the SAI, at the Securities and Exchange Commission's (Commission) Public Reference Room in Washington, D.C. (for information about the public reference room call 1-202-942-8090). Reports and other information about the Fund are available on the EDGAR Database on the Commission's Internet site at (http://www.sec.gov). Copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing to the Public Reference Section of the Commission, Washington, D.C. 20549-0102.

Investment Company Act File #811-5897

Ticker Symbol
Class A: IBLUX    Class B:IDBCX
Class C: AXACX    Class Y:IBCYX

(logo)
AMERICAN
 EXPRESS
(R)

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

                                                              S-6025-99 W (3/04)